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                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         SMITHKLINE BEECHAM CORPORATION
                             (d/b/a GlaxoSmithKline)

                               GSK DELAWARE CORP.

                                       AND

                               CORIXA CORPORATION


                           DATED AS OF APRIL 29, 2005

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
                                                                                               Page(s)
ARTICLE I             THE MERGER...................................................................2

         Section 1.1       The Merger..............................................................2
         Section 1.2       Closing.................................................................2
         Section 1.3       Effective Time..........................................................2
         Section 1.4       Conversion of the Shares................................................2
         Section 1.5       Organizational Documents................................................3
         Section 1.6       Directors and Officers of the Surviving Corporation.....................3
         Section 1.7       Company Stock Options...................................................4
         Section 1.8       Company ESPPs...........................................................4
         Section 1.9       Company Warrants........................................................5
         Section 1.10      Appraisal Shares........................................................5
         Section 1.11      Adjustments to Prevent Dilution.........................................5


ARTICLE II            EXCHANGE OF CERTIFICATES.....................................................5

         Section 2.1       Paying Agent............................................................5
         Section 2.2       Exchange Procedures.....................................................6
         Section 2.3       No Further Ownership Rights.............................................6
         Section 2.4       Termination of Exchange Fund............................................6
         Section 2.5       No Liability............................................................7
         Section 2.6       Lost, Stolen or Destroyed Certificates..................................7
         Section 2.7       Withholding of Tax......................................................7


ARTICLE III           REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................7

         Section 3.1       Organization and Good Standing; Charter Documents.......................7
         Section 3.2       Authority for Agreement.................................................8
         Section 3.3       Capitalization..........................................................8
         Section 3.4       Company Subsidiaries...................................................10
         Section 3.5       No Conflict; Required Filings and Consents.............................10
         Section 3.6       Compliance.............................................................10
         Section 3.7       Litigation.............................................................11
         Section 3.8       Company Reports; Financial Statements..................................11
         Section 3.9       Absence of Certain Changes or Events...................................13
         Section 3.10      Taxes..................................................................13
         Section 3.11      Title to Personal and Real Properties..................................15
         Section 3.12      Environmental Compliance and Disclosure................................16
         Section 3.13      Officers, Directors, Employees and Affiliates..........................16
         Section 3.14      Employee Benefit Plans.................................................17
         Section 3.15      Labor Relations........................................................18
         Section 3.16      Contracts and Commitments..............................................19
         Section 3.17      Intellectual Property..................................................20
         Section 3.18      Insurance Policies.....................................................22
         Section 3.19      Brokers................................................................22
         Section 3.20      Company Financial Advisor Opinion......................................22
         Section 3.21      No Existing Discussions................................................23
         Section 3.22      Proxy Statement........................................................23
         Section 3.23      Expansion of Montana Facility..........................................23
         Section 3.24      Product and Related Regulations........................................23


ARTICLE IV            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....................24

         Section 4.1       Organization and Good Standing.........................................24
         Section 4.2       Authority for Agreement................................................24
         Section 4.3       No Conflict; Required Filings and Consents.............................24
         Section 4.4       Litigation.............................................................25
         Section 4.5       Sufficient Funds.......................................................25
         Section 4.6       Proxy Statement........................................................25
         Section 4.7       Brokers................................................................25
         Section 4.8       Interim Operations of Merger Sub.......................................26
         Section 4.9       Ownership of Shares....................................................26


ARTICLE V             COVENANTS...................................................................26

         Section 5.1       Conduct of Business by the Company Pending the Merger..................26
         Section 5.2       Access to Information and Employees....................................28
         Section 5.3       Reasonable Efforts; Notification.......................................28
         Section 5.4       Proxy Statement........................................................30
         Section 5.5       Company Stockholders Meeting...........................................30
         Section 5.6       No Solicitation of Transactions........................................31
         Section 5.7       Public Announcements...................................................33
         Section 5.8       Litigation.............................................................33
         Section 5.9       Employee Benefit Matters...............................................34
         Section 5.10      Directors' and Officers' Indemnification and Insurance.................35
         Section 5.11      Montana Facility Expansion.............................................36


ARTICLE VI            CONDITIONS PRECEDENT........................................................36

         Section 6.1       Conditions to Each Party's Obligation to Effect the Merger.............36
         Section 6.2       Additional Conditions to Obligations of Parent and Merger Sub..........36
         Section 6.3       Additional Conditions to Obligation of the Company.....................37


ARTICLE VII           TERMINATION, AMENDMENT AND WAIVER...........................................37

         Section 7.1       Termination............................................................38
         Section 7.2       Expenses...............................................................39
         Section 7.3       Effect of Termination..................................................40
         Section 7.4       Amendment..............................................................40
         Section 7.5       Extension; Waiver......................................................40


ARTICLE VIII          GENERAL PROVISIONS..........................................................41

         Section 8.1       Nonsurvival of Representations and Warranties..........................41
         Section 8.2       Notices................................................................41
         Section 8.3       Interpretation.........................................................42
         Section 8.4       Counterparts...........................................................42
         Section 8.5       Entire Agreement; No Third-Party Beneficiaries.........................42
         Section 8.6       Governing Law..........................................................42
         Section 8.7       Assignment.............................................................43
         Section 8.8       Enforcement............................................................43
         Section 8.9       Consent to Jurisdiction; Venue.........................................43
         Section 8.10      Waiver of Trial by Jury................................................43


ARTICLE IX            CERTAIN DEFINITIONS.........................................................44

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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this "Agreement"), dated as of April 29, 2005, is by and among SmithKline Beecham Corporation (doing business as GlaxoSmithKline), a Pennsylvania corporation ("Parent"), GSK Delaware Corp., a Delaware corporation and wholly owned direct subsidiary of Parent ("Merger Sub") and Corixa Corporation, a Delaware corporation (the "Company").

                                    RECITALS

         A. The Company and Merger Sub have each determined that it is advisable, fair to and in the best interests of its stockholders, to effect a merger (the "Merger") of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the "DGCL") upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $0.001 per share, of the Company (the "Common
Shares"), each outstanding share of Series A Preferred Stock, par value $0.001 per share, of the Company (the "Series A Shares") and each outstanding share of Series B Preferred Stock, par value $0.001 per share, of the Company (the
"Series B Shares" and together with the Common Shares and the Series A Shares, the "Shares"), shall be converted into the right to receive cash as set forth herein, all upon the terms and subject to the conditions of this Agreement.

         B. The Board of Directors of the Company (the "Company Board of
Directors") has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of the Company and its stockholders (the "Company Stockholders") and (ii) has adopted resolutions approving this Agreement and the transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by the Company Stockholders of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, and the Merger and the other transactions contemplated hereby.

         C. The Board of Directors of Merger Sub has (i) determined that this
Agreement, the Merger and the other transactions contemplated hereby, taken together, are at a price and on terms that are fair to, advisable and in the best interests of Merger Sub and its sole stockholder and (ii) adopted resolutions approving this Agreement and the other transactions contemplated hereby, including the Merger, declaring its advisability and recommending the adoption by its sole stockholder of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, and the Merger and the other transactions contemplated hereby. The sole stockholder of Merger Sub has adopted the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement.

         D. Simultaneously with the execution and delivery of this Agreement, certain Company Stockholders have entered into support agreements (the "Support
Agreements"), dated as of the date hereof, with Parent, pursuant to which, among other things, such Company Stockholders have agreed to vote their shares in favor of the Merger and against any competing proposals.

         E. Certain capitalized terms used in this Agreement are defined in
Article IX, and Annex I includes an index of all capitalized terms used in this Agreement.

                                    AGREEMENT

         In consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, the separate corporate existence of Merger
Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.

         (b) The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and subject to all restrictions, disabilities, debts, duties and Liabilities of the Company and Merger Sub.

     Section 1.2 Closing. Subject to the terms and conditions of this Agreement, the Closing will take place at 10:00 a.m., local time, as promptly as practicable but in no event later than the second Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (the "Closing Date"), at the offices of Orrick, Herrington & Sutcliffe LLP, 719 Second Avenue, Suite 900,
Seattle, Washington 98104, unless another time, date or place is agreed to in writing by the parties.

     Section 1.3 Effective Time. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be delivered for filing with the Delaware Secretary. The Merger shall become effective at the Effective
Time. If the Delaware Secretary requires any changes in the Certificate of Merger as a condition to filing or issuing a certificate to the effect that the Merger is effective, Merger Sub and the Company shall execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

     Section 1.4 Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities.

         (a) Except as provided in Section 1.4(b), each Common Share issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $4.40 in cash, without interest (the "Common Merger Consideration"), upon surrender of the certificate representing such Shares as provided in
Article II. Each Series A Share issued and outstanding immediately prior to the Effective Time (excluding Appraisal Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $517.65 in cash, without interest (the "Series A Merger Consideration") upon surrender of the certificate representing such Shares as provided in Article II. Each Series B Share issued and outstanding immediately prior to the Effective Time (excluding Appraisal
Shares) shall be canceled and shall by virtue of the Merger and without any action on the part of the holder thereof be converted automatically into the right to receive $172.01 in cash, without interest (the "Series B Merger
Consideration" and, together with the Common Merger Consideration and the Series
A Merger Consideration, the "Merger Consideration") upon surrender of the certificate representing such Shares as provided in Article II. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate representing such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.

         (b) Each Share that is owned by the Company (or any Subsidiary of the Company) as treasury stock or otherwise and each Share owned by Parent shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto.

         (c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value
$0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     Section 1.5 Organizational Documents.

         (a) At the Effective Time, the Certificate of Incorporation of the
Surviving Corporation shall be the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that such Certificate of Incorporation shall be amended to change the name of the Surviving Corporation to "Corixa Corporation." Thereafter, the Certificate of
Incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law.

         (b) At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving
Corporation. Thereafter, the Bylaws of the Surviving Corporation may be amended or repealed in accordance with their terms and the Certificate of Incorporation of the Surviving Corporation and as provided by Law.

     Section 1.6 Directors and Officers of the Surviving Corporation. The
Company shall cause to be delivered to Parent, promptly after the date hereof, resignations of all the directors and officers of the Company to be effective upon the consummation of the Merger. At the Effective Time, the directors and officers of Merger Sub shall continue in office as the directors and officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     Section 1.7 Company Stock Options.

         (a) At the Effective Time, each then-outstanding Company Stock Option, including unvested Company Stock Options, shall be cancelled, (i) in the case of a Company Stock Option having a per share exercise price less than the Common
Merger Consideration, for the right to receive from the Surviving Corporation for each Common Share subject to such Company Stock Option immediately prior to the Effective Time an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the number of Common Shares subject to such Company
Stock Option immediately prior to the Effective Time and (B) the amount by which the Common Merger Consideration exceeds the per share exercise price of such Company Stock Option; or (ii) in the case of a Company Stock Option having a per share exercise price equal to or greater than the Common Merger Consideration, without the payment of cash or issuance of other securities in respect thereof.
The cancellation of a Company Stock Option as provided in the immediately preceding sentence shall be deemed a release of any and all rights the holder thereof had or may have had in respect of such Company Stock Option. The Company shall take such actions as may be necessary to accelerate all Company Stock
Options that are not vested Company Stock Options as of the Effective Time.

         (b) Prior to the Effective Time, the Company shall take such actions as may be necessary to give effect to the transactions contemplated by this Section
1.7, including, but not limited to, satisfaction of the requirements of Rule
16b-3(e) under the Exchange Act.

         (c) Except as otherwise agreed to by the parties, (i) the Company
Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary thereof shall be canceled as of the Effective Time and (ii) the Company shall ensure that following the Effective Time no participant in the Company Option
Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of the Company, the Surviving Corporation or any Subsidiary thereof.

         (d) Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options notices, in form and substance reasonably acceptable to Parent, setting forth such holders' rights pursuant to this Agreement.

     Section 1.8 Company ESPPs. Prior to the Effective Time, the Company shall take all actions necessary pursuant to the terms of the Company ESPPs to (i) shorten each currently ongoing purchase and/or offering period under such Company ESPP that extends beyond the Effective Time (the "Current Offerings") such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and Common Shares shall be purchased by the Company ESPPs participants prior to the Effective Time, and (ii) preclude the commencement of any new purchase or offering period. The Company shall take all actions necessary so that the Company ESPPs shall terminate immediately prior to the earlier of (i) the Effective Time and (ii) the date upon which the Company ESPPs terminate by their respective terms.

     Section 1.9 Company Warrants. As a result of the Merger, from and after the Effective Time each Company Warrant shall be exercisable for, during the period specified in such Company Warrant and upon payment of such Company Warrant's exercise price, only the product of (A) the Common Merger Consideration and (B) the number of Common Shares deliverable upon exercise of such Company Warrant as if exercised immediately prior to the Effective Time.

     Section 1.10 Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), but instead such holders of Appraisal Shares shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective
Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 1.4(a) without interest. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The
Company shall not, without the prior written consent of Parent, or as otherwise required under the DGCL, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

     Section 1.11 Adjustments to Prevent Dilution. Notwithstanding the restrictions contained in Section 5.1, in the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

     Section 2.1 Paying Agent. Prior to the Effective Time, Parent shall appoint the Paying Agent to act as paying agent for the payment of the Merger
Consideration upon surrender of the Certificates pursuant to this Article II.
After the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent on a timely basis, if and when needed for the benefit of the Company Stockholders and for payment in accordance with this Article II through the Paying Agent, cash in an amount sufficient to pay the aggregate Merger
Consideration (such cash being hereinafter referred to as the "Exchange Fund"), payable pursuant to Section 1.4 in exchange for outstanding Shares. Any income from investment of the Exchange Fund, which shall be in accordance with the instructions of Parent, will be payable solely to Parent.

     Section 2.2 Exchange Procedures.

         (a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate or Certificates that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive the Merger Consideration, as set forth in Section 1.4: (A) a letter of transmittal (a "Letter of Transmittal") that (i) shall specify that delivery shall be effected and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates to the Paying Agent (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 2.6) and (ii) shall be in such form and have such other provisions as the Surviving
Corporation may reasonably specify; and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger
Consideration.

         (b) Upon surrender of a Certificate for cancellation to the Paying
Agent, together with a Letter of Transmittal, duly completed and executed, and any other documents reasonably required by the Paying Agent or the Surviving
Corporation, (A) the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the applicable amount of cash that such holder has the right to receive pursuant to Section 1.4 and (B) the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon surrender of the Certificates. Until surrendered as contemplated by this Section 2.2, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.

         (c) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the appropriate amount of the Merger Consideration may be paid to a transferee if the Certificate representing such Shares is presented to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable Taxes have been paid.

     Section 2.3 No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Certificates representing Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving
Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Appraisal
Shares.

     Section 2.4 Termination of Exchange Fund. Any portion of the Exchange Fund
(including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date 180 days after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article II shall thereafter look only to the Surviving Corporation
(subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto and only as a general creditor thereof.

     Section 2.5 No Liability. None of Parent, the Surviving Corporation or
Merger Sub shall be liable to any holder of Shares for any part of the Merger
Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares one (1) year after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law or Order, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

     Section 2.6 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the discretion of Parent or the Surviving
Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct, or the execution and delivery by such Person of an indemnity agreement in such form as Parent or the Surviving
Corporation may direct, in each case as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the appropriate amount of the Merger Consideration.

     Section 2.7 Withholding of Tax. Parent, the Surviving Corporation, any
Affiliate thereof or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amount as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Paying Agent, such withheld amounts shall be (a) paid over to the applicable Governmental Entity in accordance with applicable
Law or Order and (b) treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as disclosed in the section of the Company Disclosure Letter that specifically relates to, or is reasonably apparent on its face to relate to, such Section below, the Company represents and warrants to each of the other parties hereto as follows:

     Section 3.1 Organization and Good Standing; Charter Documents.

         (a) The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (ii) has full corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Company Material Adverse Effect.

         (b) The copies of the Company Certificate of Incorporation and Company
Bylaws that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws and will not be in violation of any of the provisions of the Company Certificate of Incorporation or Company Bylaws, as such Company
Certificate of Incorporation and Company Bylaws may be amended (subject to Section 5.1) between the date hereof and the Closing Date.

     Section 3.2 Authority for Agreement.

         (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement.
The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors) and no other corporate proceedings on the part of the Company, and no other votes or approvals of any class or series of capital stock of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, the Company
Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (ii) the exercise by courts of equity powers.

         (b) As of the date of this Agreement, each of the Company and the Company Board of Directors has taken all action required to be taken by it to exempt this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby from, and this Agreement and the other
Transaction Documents, and the transactions contemplated hereby and thereby are exempt from the requirements of, any and all Antitakeover Laws.

     Section 3.3 Capitalization.

         (a) The authorized capital stock of the Company consists of 100,000,000
Common Shares and 10,000,000 shares of preferred stock of which 12,500 shares are designated Series A Shares and 37,500 are designated Series B Shares. As of the date hereof, (a) 59,650,085 Common Shares are issued and outstanding and no Common Shares are held in the Company's treasury, (b) 12,500 Series A Shares are issued and outstanding, which Series A Shares are convertible into 1,470,588
Common Shares at a conversion price of $8.50 per Series A Share, and (c) 37,500
Series B Shares are issued and outstanding, which Series B Shares are convertible into 1,465,989 Common Shares at a conversion price of $25.58 per Series B Share. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances other than Encumbrances imposed upon the holder thereof by reason of the acts or omissions of such holder, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance with all applicable federal and state securities Laws.

         (b) As of the date hereof, 11,907,535 Company Stock Options are outstanding pursuant to the Company Option Plans, each such option entitling the holder thereof to purchase one Common Share, and 16,556,559 Common Shares are authorized and reserved for future issuance pursuant to the exercise of such Company Stock Options. All Common Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and issued in compliance with all applicable federal and state securities Laws. Section 3.3 of the Company Disclosure Letter sets forth a spreadsheet accurately listing, as of the date hereof, the holders of outstanding Company Stock Options, the number of Company Stock Options held by each holder, and the grant date and exercise prices of such outstanding Company
Stock Options. Except as set forth above and other than the Convertible Notes, the Company Warrants and rights pursuant to the Company's ESPPs, as of the date of this Agreement, there are no Company Stock Rights. The copies of the Company
Option Plans that are filed as exhibits to the Company 10-K are complete and correct copies thereof as in effect on the date hereof.

         (c) As of the date hereof, the Company had reserved 10,899,183 Common
Shares for issuance pursuant to the Convertible Notes.

         (d) As of the date hereof, the Company had reserved 2,763,723 Common
Shares for issuance upon the exercise of outstanding Company Warrants. Each
Company Warrant has an exercise price in excess of the Common Merger
Consideration.

         (e) As of the date hereof, the Company had reserved 449,817 Common
Shares for issuance under the Company ESPPs.

         (f) Except for the terms of the Convertible Notes, which will be redeemable at the option of the holder after the Merger, and for the dividends payable on the Series A Shares and Series B Shares, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or to pay any dividend or make any other distribution in respect thereof or to provide financing to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. The Company has made, and will have made as of the Closing Date, all dividend payments due on the Convertible Notes and the Series A Shares and Series B Shares. As of the date hereof, except for the Support Agreements, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of stock of the Company.

         (g) There are no rights of first refusal, co-sale rights or registration rights granted by the Company with respect to the Company's capital stock and in effect as of the date hereof. The Company has not adopted a stockholder rights plan.

         Section 3.4 Company Subsidiaries. A true and complete list of all the Subsidiaries of the Company is set forth in Exhibit 21 to the Company 10-K. The
Company is the owner of all outstanding shares of capital stock of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and nonassessable. All of the outstanding shares of capital stock of each Subsidiary of the Company are owned by the Company free and clear of all Encumbrances. There are no outstanding Subsidiary Stock Rights.

     Section 3.5 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement by the Company
Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company (ii) conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any property or asset of the Company or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

         (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws or "blue sky" laws, the HSR Act and filing and recordation of the Certificate of Merger, as required by the DGCL.

     Section 3.6 Compliance. The Company and its Subsidiaries hold all Company
Permits and are in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, except for violations that would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of the Company, threatened.

     Section 3.7 Litigation.

         (a) There is no claim, suit, action, proceeding, investigation or arbitration pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, other than as set forth on Section 3.7 of the Company Disclosure Letter. None of the matters set forth on Section 3.7 of the Company Disclosure Letter would reasonably be expected to have a Company
Material Adverse Effect.

         (b) There is not any Order outstanding against the Company or any of its Subsidiaries or their respective businesses (i) which would reasonably be expected to have the effect of materially restricting or materially impairing any current or future business practice of, or acquisition of property by, the Company or any of its Subsidiaries or Affiliates, or (ii) would reasonably be expected to have a Company Material Adverse Effect.

     Section 3.8 Company Reports; Financial Statements.

         (a) The Company has timely filed all Company Reports required to be filed with the SEC on or prior to the date hereof and will timely file all Company Reports required to be filed with the SEC after the date hereof and prior to the Effective Time. Each Company Report has complied, or will comply as the case may be, in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act, and the rules and regulations promulgated thereunder, as applicable, each as in effect on the date so filed. None of the Company Reports
(including any financial statements or schedules included or incorporated by reference therein) contained or will contain, as the case may be, when filed
(and, in the case of registration statement and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302, 404 or 906 of the Sarbanes-Oxley Act with respect to any Company Report. Between December 31, 2004 and the date hereof, no event has occurred (other than the execution of this Agreement) that requires or will require the Company to file a Form 8-K with the SEC that has not been filed prior to the date hereof by the Company.

         (b) The Company has made available (including via the SEC's EDGAR system, as applicable) to Parent all of the Company Financial Statements. All of the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company at the respective dates thereof and the consolidated results of its operations and changes in cash flows for the periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).

         (c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the reports the Company files or submits under the Exchange Act, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange
Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.
These disclosures were made in writing by management to the Company's auditors and audit committee and a copy has previously been made available to Parent.
There is no reason to believe that the Company's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when due.

         (d) Since December 31, 2002, (i) neither the Company nor any of its
Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in improper accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company.

         (e) There are no Liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and that are not set forth on the Company Financial Statements, other than (i) Liabilities incurred on behalf of the Company under this Agreement and (ii) Liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2004, none of which would reasonably be expected to have a Company Material Adverse Effect.

         (f) The Company has heretofore made available to Parent a complete and correct copy of any amendments or modifications that have not yet been filed with the SEC to agreements, documents or other instruments that previously had been filed by the Company with the SEC as exhibits to the Company Reports pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

     Section 3.9 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof or as contemplated by this Agreement, since December 31, 2004, each of the Company and its Subsidiaries has conducted its business only in the ordinary course and consistent with prior practice, and there has not been (a) any Company Material
Adverse Effect, or (b) any action taken the Company or its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective
Time without the prior written approval of Parent, would constitute a breach of
Section 5.1(b)(i), (ii), (iii), (vii), (viii), (ix), (x), (xi), (xii), (xiii),
(xiv), (xv), (xvi), (xvii), (xviii), (xix) or (xx).

     Section 3.10 Taxes.

         (a) The Company and each of its Subsidiaries has timely filed and will timely file with the appropriate Governmental Entities all Tax Returns that are required to be filed by it prior to the Effective Time. All such Tax Returns were correct and complete in all material respects and, in the case of Tax
Returns to be filed, will be correct and complete in all material respects. All
Taxes shown on such Tax Returns have been timely paid and, in the case of Tax
Returns to be filed, will be timely paid. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made in writing by an authority in a jurisdiction where the Company does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction. There are no security interests or other liens on any of the assets of the Company or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens for Taxes not yet due and payable.

         (b) The Company and its Subsidiaries have timely withheld and paid to the appropriate Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

         (c) There is no dispute concerning any Tax Liability of the Company or any of its Subsidiaries raised by any Governmental Entity in writing to the Company or any of its Subsidiaries that remains unpaid, and the Company has not received written notice of any threatened audits or investigations relating to any Taxes nor otherwise has any Knowledge of any material threatened audits or investigations relating to any Taxes, in each case for which the Company or any of its Subsidiaries may become directly or indirectly liable.

         (d) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency.

         (e) The unpaid Taxes of the Company and its Subsidiaries did not, as of December 31, 2004, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet set forth in the Company
Financial Statements as of such date (disregarding any notes thereto). Neither the Company nor any of its Subsidiaries has incurred any Tax Liability since
December 31, 2004 other than a Tax Liability in the ordinary course of business.

         (f) The Company has made available to Parent complete and accurate copies of all Tax Returns filed by the Company and any of its Subsidiaries on or prior to the date hereof for all tax periods beginning on or after January 1, 2002.

         (g) There are no agreements relating to the allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party.

         (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.

         (i) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii), and the Parent is not required to withhold tax on the purchase of the Company by reason of Section
1445 of the Code. Neither the Company nor any of its Subsidiaries has constituted either an "expatriated entity" within the meaning of Section
7874(a)(2)(A) of the Code or a "surrogate foreign corporation" within the meaning of Section 7874(a)(2)(B) of the Code.

         (j) Neither the Company nor any of its Subsidiaries has agreed or is it required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and, the IRS has not proposed any such adjustment or change in accounting method in writing nor, to the Knowledge of the Company, otherwise proposed any material adjustment or change in accounting method, nor does the Company or any of its Subsidiaries have any application pending with any Governmental Entity requesting permission for any changes in accounting methods that relate to the business or assets of the Company or any of its Subsidiaries.

         (k) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any of its Subsidiaries.

         (l) Neither the Company nor any of its Subsidiaries has participated in a "reportable transaction" within the meaning of Treasury Regulation Section
1.6011-4(b)(1).

     Section 3.11 Title to Personal and Real Properties.

         (a) Each of the Company and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of its tangible personal properties and assets reflected in the Company 10-K or acquired after December
31, 2004 (other than assets disposed of since December 31, 2004 in the ordinary course of business consistent with past practice), in each case free and clear of all Encumbrances, except for Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K and Encumbrances that can be removed for a cost of less than $100,000. The tangible personal property and assets of the Company and its Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are operated in accordance with all applicable licenses, permits, consents and governmental authorizations, and are usable in the regular and ordinary course of business, except as would not reasonably be expected to have a Company Material Adverse
Effect. Each of the Company and each of its Subsidiaries either owns, or has valid leasehold interests in, all tangible personal properties and assets used by it in the conduct of its business, except where the absence of such ownership or leasehold interest would not reasonably be expected to have a Company
Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any legal obligation, absolute or contingent, to any other Person to sell or otherwise dispose of any of its tangible personal properties or assets (other than the sale of the Company's products in the ordinary course of business) with an individual value in excess of $100,000 or an aggregate value in excess of $250,000.

         (b) Section 3.11(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property owned by the Company and
Section 3.11(b)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy any real property. The Company and each of its Subsidiaries has good and marketable title to, or a good and valid leasehold interest in, all of such real property, in each case free and clear of all Encumbrances, except for (i)
Encumbrances that secure indebtedness and that are properly reflected in the Company 10-K; (ii) liens for Taxes accrued but not yet payable; and (iii) such other Encumbrances, if any, as would not reasonably be expected to have a Company Material Adverse Effect; provided that in each case such Encumbrance does not materially adversely affect the Company's use and enjoyment of such real property or materially detract from or diminish the value thereof. There are no purchase options or rights of first refusal outstanding with respect to any of the real properties owned by the Company. Neither the Company nor any of its Subsidiaries has sent or received any notice of any material default under any of the leases of real property to which it is party. Neither the Company nor any of its Subsidiaries has breached or is in default in any material respect under any covenant, agreement, term or condition contained in any lease of real property to which it is a party and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default or breach. Neither the Company nor any of its Subsidiaries has received notice of any pending, and to the Knowledge of the Company there is no threatened, condemnation, requisition or other taking by any public authority of its real property or any material portion thereof.

     Section 3.12 Environmental Compliance and Disclosure.

         (a) The Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all material notices that are required under Environmental Laws applicable to the Company and its Subsidiaries, and the Company and its Subsidiaries are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Order issued, entered, promulgated or approved thereunder, except where the failure to file or so comply would not reasonably be expected to have a Company Material Adverse Effect.

         (b) Neither the Company nor any of its predecessors in interest or Subsidiaries has received written notice of actual or threatened liability under CERCLA or any similar state or local statute or ordinance from any Governmental
Entity or any Third Party nor has any of them received requests for information pursuant to 42 U.S.C. ss.104(e) or any similar Law.

         (c) Neither the Company nor any of its Subsidiaries has entered into or agreed to, nor does the Company or any of its Subsidiaries contemplate entering into, any Order, and the Company is not subject to any Order, relating to compliance or lack of compliance with any applicable Environmental Laws.

         (d) Neither the Company nor any of its Subsidiaries has received written notice that it is subject to any Liability incurred, imposed or based upon any provision of any Environmental Law and arising out of any act or omission of the Company, its Subsidiaries, its predecessors in interest or any of their Representatives.

         (e) All Hazardous Materials used or generated at any time at any facility of the Company have been disposed of by the Company in accordance with all Environmental Laws.

     Section 3.13 Officers, Directors, Employees and Affiliates.

         (a) Except as disclosed in the Company Reports filed since December 31, 2004 and prior to the date hereof, (i) neither the Company nor any of its Subsidiaries is a party to or bound by any Employment Agreement and (ii) except as otherwise contemplated by Sections 1.7 and 1.8, no severance or other payment will become due or benefits or compensation increase or accelerate as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment. The Company is not a party to or bound by any material consulting or independent contractor agreements that cannot be terminated at the Company's election on thirty days' prior notice without liability, penalty or premium. The Company has made available to Parent true, correct and complete forms of any arbitration agreements or confidentiality agreements between the Company and an officer, employee or former employee of the Company or its Subsidiaries. Neither the Company nor any of its Subsidiaries has made any verbal commitments to any such officers, employees, former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. All officers and employees of the Company and its Subsidiaries are active on the date hereof.

         (b) Except for compensation and benefits received in the ordinary course of business as an employee or director of the Company or its Subsidiaries, no director, officer or other Affiliate or Associate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate or Associate owns any beneficial interest
(other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 5% of the stock of which is beneficially owned by any such Persons and other than a beneficial interest or "carry" in a venture fund that may in turn have such beneficial interest) is currently a party to or has any interest in
(i) any partnership, joint venture, contract, arrangement or understanding with, or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $100,000 per annum, (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of the Company or its Subsidiaries or (iii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries.

     Section 3.14 Employee Benefit Plans.

         (a) Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan. The Company has not been notified that any Company Benefit Plan is undergoing an audit or is subject to an investigation of the IRS, the United States Department of Labor or any other
Governmental Entity.

         (b) In respect of each Company Benefit Plan, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan documents or written agreement thereof, and all amendments thereto and all related trust or other funding vehicles with respect to each such Company Benefit Plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments), financial statements and actuarial reports for the past three (3) years; and (iv) the most recent IRS determination or opinion letter.

         (c) Neither the Company, nor any entity treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code maintains or is required to contribute to any Employee Benefit Plan that (i) is a "multiemployer plan" as defined in Sections 3(37) of ERISA, (ii) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or
(iii) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law).

         (d) The Company Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code are subject to current favorable determination or opinion letters from the IRS and, to the Knowledge of the Company, nothing has occurred that is reasonably likely to result in the revocation of such letter.

         (e) The Company Benefit Plans have been maintained and administered in all material respects in accordance with their terms and applicable laws and the Company and its Subsidiaries have paid, on a timely basis, all contributions, premiums and expenses due and have adequately and properly accrued all such amounts not yet due but accrued under the Company Benefit Plans.

         (f) There are no suits, actions, disputes, claims (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or, to the knowledge of the Company, threatened, anticipated or expected to be asserted with respect to any Company Benefit Plan or any related trust or other funding medium thereunder or with respect to the Company or its Subsidiaries as the sponsor or fiduciary thereof or with respect to any other fiduciary thereof, which would reasonably be expected to have a Company Material Adverse Effect. No
Company Benefit Plan or any related trust or other funding medium thereunder or any fiduciary thereof is the subject of an audit, investigation or examination by a governmental or quasi-governmental agency.

         (g) None of the Company Benefit Plans are subject to any law or applicable custom of any jurisdiction outside of the United States.

         (h) No "excess parachute payment" within the meaning of Section 280G of the Code will be payable to any person under the current terms of the Company
Benefit Plans as a result of the transactions contemplated by this Agreement, solely or together with any other event, including a subsequent termination of employment.

     Section 3.15 Labor Relations.

         (a) The employees of the Company and its Subsidiaries have not been, and currently are not, represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board, including the NLRB, or certified or voluntarily recognized by any other
Governmental Entity and there is not, to the Knowledge of the Company, any attempt to organize any employees of the Company or its Subsidiaries.

         (b) No claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime or other compensation, benefits, child labor or record-keeping violations has been filed or is pending or, to the Knowledge of the Company, is threatened under the FLSA, the Davis-Bacon Act, the Walsh-Healey Act or the Service Contract Act, or any other Law.

         (c) No discrimination, illegal harassment and/or retaliation claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any Subsidiary under the 1964 Civil Rights Acts, the Equal Pay Act, the ADEA, the ADA, the
FMLA, the FLSA, ERISA or any other federal Law or comparable state fair employment practices act or foreign Law, including any provincial Law regulating discrimination in the workplace.

         (d) Neither the Company nor any of its Subsidiaries has taken any action that would constitute a "mass layoff," "mass termination" or "plant closing" within the meaning of WARN or otherwise trigger notice requirements or liability under any plant closing notice or collective dismissal Law.

         (e) No wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company or any of its Subsidiaries and their respective employees has been filed or is pending or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries under any applicable
Law.

         (f) The Company and its Subsidiaries have maintained and currently maintain adequate insurance as required by applicable Law with respect to workers' compensation claims and unemployment benefits claims.

         (g) The Company and its Subsidiaries are in compliance with all applicable Laws and Orders governing or concerning conditions of employment, employment discrimination and harassment, wages, hours or occupational safety and health, including the Labor Laws, except where the failure to so comply would not reasonably be expected to have a Company Material Adverse Effect.

         (h) There has not been for a period of twelve (12) consecutive months prior to the date hereof, nor is there existent or, to the Knowledge of the Company, threatened, any material strike, slowdown, picketing, or work stoppage by any employees of the Company or its Subsidiaries.

     Section 3.16 Contracts and Commitments.

         (a) Except as disclosed in the Company Reports filed since December 31, 2004 and prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to, is bound or affected by, or receives any benefits under, any agreement, contract or legally binding understanding, whether oral or written: (i) providing for (A) aggregate noncontingent payments by or to the Company or any Subsidiary of the Company in excess of $250,000 or (B) potential payments by or to the Company or any Subsidiary of the Company reasonably expected to exceed $1,000,000; (ii) limiting the freedom of the Company to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iii) any agreement that after the Effective Time would have the effect of limiting in any respect the freedom of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) to engage in any line of business or sell, supply or distribute any service or product, or to compete with any entity or to conduct business in any geography, or to hire any individual or group of individuals; (iv) providing for any joint venture, partnership or similar arrangement (other than research collaborations and license agreements); (v) involving any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract;
(vi) relating to the borrowing of money, the guarantee of any such obligation
(other than trade payables and instruments relating to transactions entered into in the ordinary course of business), or the sale, securitization or servicing of loans or loan portfolios; (vii) with any directors, officers or stockholders that cannot be cancelled by the Company (or the applicable Subsidiary of the Company) within 30 days' notice without liability, penalty or premium; (viii) containing severance or termination pay Liabilities related to termination of employment; (ix) related to product supply, manufacturing, distribution or development, or the license of Company Intellectual Property to or from the Company or its Subsidiaries (except for standard biological material transfer agreements and nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to Parent, or standard licenses purchased by the Company or its Subsidiaries for off-the-shelf software and except for licenses in which either the aggregate noncontingent payments to or by the Company are not in excess of $250,000 or the potential payment to or by the Company is not expected to exceed $1,000,000);
(x) obligating the Company or any of its Subsidiaries to provide indemnification; (xi) providing for any standstill restriction on the Company;
(xii) providing for the disposition of an asset through licensing or otherwise involving consideration in excess of $100,000 (other than in the ordinary course of business consistent with prior practice); or (xiii) otherwise required to be filed as an exhibit to an Annual Report on Form 10-K, as provided by Rule 601 of Regulation S-K promulgated under the Exchange Act. Each contract of the type described in this Section 3.16, whether or not set forth in the Company
Disclosure Letter, is referred to herein as a "Company Material Contract." The
Company has heretofore made available to Parent a complete and correct copy of each Company Material Contract, including any amendments or modifications thereto.

         (b) Each Company Material Contract is valid and binding on the Company or its Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and the Company and each of the Subsidiaries of the Company have performed in all material respects all obligations required to be performed by them under each Company Material
Contract and, to the Knowledge of the Company, each other party to each Company
Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not reasonably be expected to have a Company Material
Adverse Effect. Neither the Company nor any Subsidiary of the Company knows of, or has received notice of, any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract or any other agreement or contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

     Section 3.17 Intellectual Property.

         (a) The Company or each of its Subsidiaries owns, or is licensed or otherwise possesses all rights to, the Company Intellectual Property necessary for the business of the Company as currently conducted.

         (b) Section 3.17(b) of the Company Disclosure Letter lists (i) all material patents and patent applications and all material registered and unregistered trademarks, trade names and service marks, registered copyrights, material software (except to the extent listed pursuant to clause (iii) below) and material domain names included in the Company Intellectual Property, including the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed, (ii) all material licenses, sublicenses and other agreements as to which the Company or any Subsidiary of the Company is a party and pursuant to which any person is authorized to use or has an option to obtain the right to use any material Company Intellectual
Property, and (iii) the Company Third-Party Intellectual Property Rights.
Neither the Company nor any of its Subsidiaries nor, to the best Knowledge of the Company, any third party is in material violation of any license, sublicense or agreement described in Section 3.17(b) of the Company Disclosure Letter. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (A) cause the Company or any of its Subsidiaries to be in material violation or material default under any such license, sublicense or agreement, (B) result in the termination or modification of, or entitle any other party to, any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement except as otherwise described in Section 3.17(b) of the Company
Disclosure Letter or (C) entitle any Third Party to claim any right to use or practice under any Merger Sub's, Parent's or any of their respective Affiliates'
Intellectual Property rights. The Company is the sole and exclusive owner of, with all right, title and interest in and to, the Company Intellectual Property purported to be owned by the Company (other than rights held by law by the U.S.
government pursuant to government contracts, grants and funding) and, subject to any license agreements to which the Company is a party and pursuant to which the Company licenses others to use any such Company Intellectual Property, such Company Intellectual Property is free and clear of all liens, restrictions and encumbrances and, to the Knowledge of the Company, the Company has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which such Company Intellectual Property is being used.

         (c) To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual
Property rights by any third party, including any employee or former employee of the Company or any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Company Intellectual Property, other than indemnification provisions contained in purchase orders or agreements for the sale, license or distribution of any Company Intellectual Property or products containing Company Intellectual Property arising in the ordinary course of business.

         (d) To the Knowledge of the Company, and except as set forth in the Company Reports, all patents, registered trademarks, service marks and copyrights held by the Company or any of its Subsidiaries are valid and are existing and there is no assertion or claim pending challenging the validity of any Company Intellectual Property owned by the Company or any of its Subsidiaries. In each case where such Company Intellectual Property is owned by the Company or any Subsidiary by assignment, to the Knowledge of the Company, the assignment has been recorded with the appropriate Governmental Entity within the required statutory period for such recordation. The Company has not been in the past six (6) years and currently is not a party to any suit, action or proceeding that involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party nor, to the Knowledge of the Company, is any such suit, action or proceeding being threatened against the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the conduct of the business of the Company and each Subsidiary of the Company as currently conducted nor the development, manufacture, sale, licensing or use of any of the products of the Company or any of its Subsidiaries as now developed, manufactured, sold, licensed or used infringes on, in any way, any license, trademark, trademark right, trade name, trade name right, patent, patent right, industrial model, invention, service mark or copyright of any third party. No third party has challenged in the past six (6) years or currently is challenging the ownership by the Company or any of its Subsidiaries, or the validity of, any of the Company Intellectual Property owned by the Company or any of its Subsidiaries. No third party has challenged in the past six (6) years or currently is challenging the effectiveness of such Company Intellectual Property in precluding such third party from pursuing an activity that is reasonably similar to the Company's business as currently conducted. Neither the Company nor any of its Subsidiaries has brought in the past six (6) years or currently is bringing any action, suit or proceeding for infringement of the Company
Intellectual Property or breach of any license or agreement involving Company
Intellectual Property against any third party. There are no pending or threatened interference, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any of its Subsidiaries, except such as may have been commenced by the Company or any of its Subsidiaries.

         (e) The Company and each of its Subsidiaries have secured valid written assignments from all of its employees, and valid written agreements to assign from all of its consultants, who contributed and/or are contributing to the creation or development of material Company Intellectual Property of the rights to such past, current and future contributions that the Company or such Subsidiary does not already own by operation of law.

         (f) The Company has taken all commercially reasonable steps to protect and preserve the confidentiality of all the Company Confidential Information.
Each of the Company and its Subsidiaries has a policy requiring each employee, consultant and independent contractor to execute proprietary information and confidentiality agreements substantially in the Company's standard forms, which forms have been made available to Parent.

     Section 3.18 Insurance Policies. The Company and its Subsidiaries maintain insurance with reputable insurers for the business and assets of the Company and its Subsidiaries against all risks normally insured against, and in amounts normally carried by, corporations of similar size engaged in similar lines of business. All insurance policies and bonds with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five years.

     Section 3.19 Brokers. No broker, finder or investment banker (other than the Company Financial Advisor, a true and complete copy of whose engagement letter has been furnished to Parent) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees.

     Section 3.20 Company Financial Advisor Opinion. The Company Financial
Advisor has delivered to the Company Board of Directors its opinion to the effect that, as of the date of such opinion, the Common Merger Consideration to be received by the holders (other than Parent and its Affiliates) of Common
Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The Company shall provide a complete and correct signed copy of such opinion to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

     Section 3.21 No Existing Discussions. As of the date of this Agreement, the
Company is not engaged, directly or indirectly, in any negotiation, discussion or exchange of information with any other party with respect to or in contemplation of a Competing Transaction.

     Section 3.22 Proxy Statement. The information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement to be sent to Company Stockholders in connection with the Company Stockholders
Meeting, or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to a Regulation M-A Filing, shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Stockholders or at the time of the Company
Stockholders Meeting or at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting that has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. The
Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in any of the foregoing documents.

     Section 3.23 Expansion of Montana Facility. There are permits required to be obtained from Governmental Entities to proceed with the Montana Expansion. To the Knowledge of the Company, as of the date hereof, there are no facts or circumstances (including obtaining the required permits) that would reasonably be expected to prevent or delay the Montana Expansion.

     Section 3.24 Product and Related Regulations.

         (a) The Company has not obtained approval to market or sell any product since its inception, except for Bexxar therapeutic regimen ("Bexxar"), rights to which previously have been sold to an Affiliate of Parent. The Company and each of its Subsidiaries has complied in all material respects with all Laws promulgated by the U.S. Food and Drug Administration (the "FDA") applicable to its product candidates and the operation of its manufacturing facilities.

         (b) The Company has made available to Parent all material information relating to regulation of the Company's ongoing clinical studies.

         (c) To the Company's Knowledge, in the exercise of ordinary care by the Company in supervising clinical trials there have been no dose-limiting adverse events in any clinical trials conducted by or on behalf of the Company of such nature that would be required to be reported to any applicable Governmental
Entity.

         (d) Nothwithstanding anything to the contrary herein, the Company makes no representations or warranties in this Agreement regarding Bexxar.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

         Parent and Merger Sub represent and warrant to the Company as follows:

     Section 4.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation.

     Section 4.2 Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock of Parent or Merger
Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by (a) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting the enforcement of creditors' rights or remedies in general as from time to time in effect or (b) the exercise by courts of equity powers.

     Section 4.3 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Parent and Merger
Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent's Amended and Restated
Articles of Incorporation or Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any material property or asset of Parent or any of its Subsidiaries is bound or affected, or (iii) result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations, or result (immediately or with notice or lapse of time or both) in the creation of an Encumbrance on any material property or asset of Parent or its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any material property or asset of Parent or any of its Subsidiaries, is bound or affected, except in the case of clauses (ii) and (iii) above for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Parent and Merger
Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any Governmental
Entity, except for applicable requirements, if any, of the Securities Act, the Exchange Act, or state securities laws or "blue sky" laws, the HSR Act and filing and recordation of the Certificate of Merger, as required by the DGCL.

     Section 4.4 Litigation. There are no suits, actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have a Parent Material Adverse Effect.

     Section 4.5 Sufficient Funds. Parent has, and will have available to it at the Effective Time, access to sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Section 2.1(a) and all of its obligations with respect to fees and expenses incurred in connection with the Merger.

     Section 4.6 Proxy Statement. The information supplied or to be supplied by Parent for inclusion or incorporation by reference in the Proxy Statement to be sent to the Company Stockholders in connection with the Company Stockholders
Meeting, or to be included or supplied by or on behalf of the Parent for inclusion in any filing pursuant to a Regulation M-A Filing, shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to Company Stockholders or at the time of the Company Stockholders
Meeting, or at the time any Regulation M-A Filing is filed with the SEC, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication by Parent with respect to the solicitation of proxies for the Company Stockholders Meeting that has become false or misleading. If at any time prior to the Company Stockholders Meeting any event relating to Parent or any of its respective Affiliates, officers or directors should be discovered by Parent that should be set forth in supplement to the Proxy Statement, Parent shall promptly inform the Company.
Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company that is contained in any of the foregoing documents.

     Section 4.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees, for which the Company may become liable.

     Section 4.8 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has engaged in no business other than in connection with the transactions contemplated by this Agreement.

     Section 4.9 Ownership of Shares. During the period three years prior to the date hereof (other than by reason of the execution, delivery and performance of this Agreement and the Support Agreements and the consummation of the transactions contemplated hereby and thereby, neither Parent nor any of its Subsidiaries, including Merger Sub, was an "interested stockholder" of the Company, as such term is defined in Section 203 of the DGCL or an "acquiring person" as such term is defined in Chapter 23B.19 of the Washington Business
Corporation Act.

                                   ARTICLE V

                                    COVENANTS

     Section 5.1 Conduct of Business by the Company Pending the Merger.

         (a) The Company covenants and agrees that between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing
(and except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly contemplated, permitted or required by this Agreement), the Company shall and shall cause each Subsidiary of the Company to, (i) maintain its existence in good standing under applicable Law, (ii) subject to the restrictions and exceptions set forth in Section 5.1(b) or elsewhere in this Agreement, conduct its business and operations only in the ordinary and usual course of business and in a manner consistent with prior practice, (iii) use its best efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and employees and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers, research and clinical collaborators, licensees and other
Persons with which the Company or any of its Subsidiaries has business relations and (iv) comply in all material respects with all applicable Laws wherever its business is conducted, including the timely filing of all reports, forms or other documents with the SEC required pursuant to the Securities Act or the Exchange Act.

         (b) Without limiting the foregoing, the Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not and shall cause each of its Subsidiaries not to (except as expressly contemplated, permitted or required by this Agreement, as set forth on the applicable subsection of Schedule 5.1(b) of the Company Disclosure Letter or with the prior written approval of Parent): (i) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its capital stock (except for dividends payable on the Series
A Shares or Series B Shares, which shall be paid in Common Shares); (ii) adjust, split, combine or reclassify any of its capital stock or that of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or that of its Subsidiaries; (iii) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its or its' Subsidiaries' capital stock or any Company Stock Rights or Subsidiary Stock Rights; (iv) issue, deliver or sell, pledge or encumber any shares of its or its Subsidiaries capital stock or any Company Stock Rights (other than the issuance of Common
Shares (A) upon the exercise of Company Stock Options or Company Warrants outstanding as of the date of this Agreement, (B) pursuant to the Company ESPPs,
(C) upon conversion of the outstanding Convertible Notes or (D) in payment of dividends on the Series A Shares and Series B Shares) or Subsidiary Stock
Rights; (v) take any action that would reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied or that would impair the ability of the Company to consummate the Merger in accordance with the terms hereof or materially delay such consummation; (vi) [intentionally omitted]; (vii) amend the Company Certificate of Incorporation or Company Bylaws or equivalent organizational documents of the Company's Subsidiaries; (viii) incur, create, assume or otherwise become liable for any indebtedness for borrowed money, other than short-term borrowings under existing lines of credit
(or under any refinancing of such existing lines) incurred in the ordinary course of business consistent with prior practice or assume, guaranty, endorse or otherwise become liable or responsible for the obligations of any other
Person; (ix) make any loans, advances or capital contributions to or investments in any other Person (other than loans, advances, capital contributions or investments less than $250,000 made in the ordinary course of business consistent with prior practice); (x) merge or consolidate with any other entity or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization; (xi) change its Tax or financial accounting methods, principles or practices, except as required by GAAP or applicable Laws; (xii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to present or former employees, directors or Affiliates of the Company, other than alterations or amendments (I) made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company or (II) as expressly contemplated by Sections 1.7 and 1.8 of this Agreement; (xiii) make any other change in the employment terms for any of its directors or officers; (xiv) make any change to the Company Benefit Plans other than as expressly contemplated by Sections 1.7 and 1.8 or enter into or adopt any new Company Benefit Plans; (xv) hire any new employees, directors or Affiliates of the Company other than, with respect to non-officers and non-directors in the ordinary course of business consistent with past practice; (xvi) enter into any collective bargaining or other labor agreement; (xvii) sell, license, mortgage, transfer, lease, pledge or otherwise subject to any Encumbrance or otherwise dispose of any material properties or assets (including stock or other ownership interests of its Subsidiaries), other than in the ordinary course of business consistent with prior practice; (xviii) acquire any material business, assets or securities other than in the ordinary course of business consistent with prior practice; (xix) make any material Tax election not consistent with prior practice or settle or compromise any material income Tax Liability or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; (xx) take any action to render inapplicable, or to exempt any Third
Party from the provisions of any Antitakeover Laws; (xxi) adopt a stockholder rights agreement, or "poison pill"; (xxii) enter into any agreement or understanding or arrangement with respect to the voting or registration of its or its Subsidiaries capital stock or Company Stock Rights or Subsidiary Stock
Rights, (xxiii) enter into a Company Material Contract or amend any Company
Material Contract or grant any release or relinquishment of any rights under any Company Material Contract, (xxiv) settle or compromise any claim, suit, action, proceeding or investigation or pay, discharge or satisfy any Liability other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in full in the financial statements as of December 31, 2004 or incurred subsequent to that date in the ordinary course of business consistent with prior practice, (xxv) enter into or materially amend any supply or license agreement with respect to the MPL Adjuvant or (xxvi) authorize, commit or agree to take any of the actions described in this Section 5.1(b).

     Section 5.2 Access to Information and Employees.

         (a) From the date hereof to the Effective Time, the Company shall, and shall cause the Representatives of the Company to, afford the Representatives of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents (including outside accountants), properties, offices and other facilities, books and records of the Company, and shall furnish Parent and Merger Sub with (i) monthly financial reports, when available; (ii) all preclinical, clinical and manufacturing reports that are provided to senior management of the Company and (iii) such other financial, operating and other data as Parent or Merger Sub, through its Representatives, may reasonably request.

         (b) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     Section 5.3 Reasonable Efforts; Notification.

         (a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Entities and the making of all necessary, proper or advisable registrations, filings and notices and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity (including, without limitation, under the HSR Act); (ii) the obtaining of all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from non-governmental third parties; and (iii) the execution and delivery of any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction
Documents.

         (b) Without limiting the foregoing, (i) each of the Company, Parent and Merger Sub shall use its commercially reasonable efforts to make promptly any required submissions under the HSR Act which the Company or Parent determines should be made, in each case, with respect to the Merger and the transactions contemplated hereby and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign
Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company's business in connection with the consummation of the transactions contemplated by this Agreement and (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers.

         (c) Nothing in this Agreement shall obligate Parent, Merger Sub or any of their respective Affiliates to agree (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company or any of its Subsidiaries or (ii) to limit in any manner whatsoever the ability of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the businesses or own the properties or assets of the Company and its Subsidiaries or (B) to control their respective businesses or operations or the businesses or operations of the Company and its Subsidiaries

         (d) The Company shall give prompt notice to Parent, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which is likely to (i) cause any representation or warranty made by such party contained in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect if made as of any time at or prior to the Effective Time or (ii) result in any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

         (e) The Company shall (i) take all actions necessary to ensure that no Antitakeover Law is applicable or becomes operative with respect to the Merger, the Transaction Documents or any other transactions contemplated hereby and thereby and (ii) if any Antitakeover Law is applicable or becomes operative with respect to the Merger, the Transaction Documents or any other transaction contemplated herby and thereby, take all actions necessary to ensure that the Merger and any other transactions contemplated by the Transaction Documents may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise to minimize the effect of such Laws on the Merger and the other transactions contemplated by the Transaction Documents.

         (f) Parent shall vote or cause to be voted all of the Shares owned by it (and any of its controlled Affiliates) at the Company Stockholders Meeting in favor of the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, and any action required in furtherance thereof. Parent shall use its reasonable best efforts (i) cause each of GlaxoSmithKline plc and its Subsidiaries that are not controlled by Parent and that own Common Shares to vote all of the Shares owned by it at the Company
Stockholders Meeting in favor of the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement, and any action required in furtherance thereof and (ii) to obtain, prior to the date of filing of the Proxy Statement, the written agreement of such Persons to vote all of the Shares owned by such Person in such manner.

     Section 5.4 Proxy Statement.

         (a) As promptly as practicable after execution of this Agreement, Parent and the Company shall in consultation with each other prepare, and the Company shall file with the SEC, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Parent of all information required to be contained therein, Parent and the Company shall, in consultation with each other, prepare and the Company shall file any required amendments to, and the definitive, Proxy Statement with the SEC. The
Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy
Statement.

         (b) The Company shall furnish Parent with all information concerning the Company and the holders of its capital stock and shall take such other action as Parent may reasonably request in connection with the payment of the Merger Consideration in accordance with Section 2.1(a). If at any time prior to the Effective Time any event or circumstance relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, officers or directors should be discovered by such party that should be set forth in a supplement to the Proxy Statement, such party shall promptly inform the other thereof and the Company shall promptly prepare and mail to the Company Stockholders such amendment or supplement, and, if required in connection therewith, resolicit proxies. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

         (c) The Company and Parent shall make any necessary filings with respect to the Merger under the Exchange Act and the rules and regulations thereunder.

     Section 5.5 Company Stockholders Meeting.

         (a) The Company, acting through the Company Board of Directors, shall take all actions in accordance with applicable law, the Company Certificate of Incorporation, the Company Bylaws and the rules of Nasdaq to promptly and duly call, give notice of, convene and hold as promptly as practicable the Company
Stockholders Meeting for the purpose of considering and voting upon the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement. Subject to Section 5.6(c), to the fullest extent permitted by applicable law, (i) the Company Board of Directors shall recommend adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and approval of the Merger by the Company
Stockholders and include such recommendation in the Proxy Statement and (ii) neither the Company Board of Directors nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board of Directors that the Company
Stockholders vote in favor of the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and approval of the Merger. Unless this Agreement has been duly terminated in accordance with the terms herein (including payment of any termination fees payable under Article VII), the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under certain circumstances as specified in Section 5.6(c), take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement and approve the Merger and shall take all other action necessary or advisable to secure the vote or consent of the Company Stockholders that are required by the rules of Nasdaq or the DGCL.
Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company
Stockholders Meeting to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company
Stockholders or, if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company
Stockholders Meeting.

         (b) At or prior to the Closing, the Company shall deliver to Parent a certificate of its Corporate Secretary setting forth the voting results from the Company Stockholders Meeting.

     Section 5.6 No Solicitation of Transactions.

         (a) The Company shall, and shall cause its Affiliates, Representatives and any other agents to immediately cease any discussions, negotiations or communications with any party or parties with respect to any Competing
Transaction.

         (b) The Company shall not, nor shall it authorize or permit any Affiliate or Representative of the Company or its Subsidiaries to, (i) solicit, initiate, intentionally encourage, participate in or otherwise facilitate, directly or indirectly, any inquiries relating to, or the submission of, any Competing Transaction or (ii) directly or indirectly solicit, initiate, intentionally encourage, participate in or otherwise facilitate any discussions or negotiations regarding, or furnish to any Third Party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly, directly or indirectly, solicit, initiate, intentionally encourage, participate in or otherwise facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction. Without limiting the generality of the foregoing, it is understood that any violation of any of the restrictions set forth in this Section 5.6 by any Representative or Affiliate of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.6 by the Company. Notwithstanding the foregoing, if, prior to obtaining the Company Required Vote, (i) the Company has complied with this Section 5.6, and (ii) the Company Board of Directors reasonably determines in good faith that a Competing Transaction constitutes or would reasonably be expected to lead to a Superior Competing Transaction, then, to the extent required by the fiduciary obligations of the Company Board of Directors, as determined in good faith by a majority thereof after consultation with the Company's outside counsel, the Company may, subject to the Company's providing prior written notice to Parent of its decision to take such action and compliance by the Company with Section 5.6(d), furnish information with respect to the Company to, and participate in discussions and negotiations directly or through its Representatives with, such Third Party, subject to a confidentiality agreement not materially less favorable to the Company than the Confidentiality
Agreement, provided, that all such information not theretofor provided to Parent is provided to Parent prior to or as soon as reasonable practicable after it is provided to such Third Party.

         (c) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose or resolve to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval and recommendation by the Company Board of Directors of the Merger, this Agreement and the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained herein, the Transaction Documents, the transactions contemplated hereby and thereby and the actions taken in connection herewith and therewith, (ii) approve or recommend, or propose or resolve to approve or recommend, any Competing Transaction, (iii) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any Acquisition Agreement, (iv) approve or recommend, or propose or resolve to approve or recommend, or execute or enter into, any agreement
(written or oral) requiring it to abandon, terminate or fail to consummate the Merger, this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (v) take any action necessary to render the provisions of any Antitakeover Law inapplicable to any Competing Transaction, or
(vi) propose or agree to do any of the foregoing constituting or related to, or that is intended to or would reasonably be expected to lead to, any Competing
Transaction. Notwithstanding the foregoing, prior to obtaining the Company
Required Vote, in response to a Superior Competing Transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by the Company in breach of Section 5.6(b), the Company Board of Directors may, if it determines in good faith (after consultation with the Company's outside legal counsel) that the failure to do so would result in a breach of the fiduciary duties of the Company Board of Directors to the Company
Stockholders under applicable Law or Order, (1) modify, or propose or resolve to modify, in a manner adverse to Parent or Merger Sub, the approvals and recommendations of the Company Board of Directors of the Merger, or the transactions contemplated hereby or by the Transaction Documents, or (2) terminate the Agreement in accordance with Section 7.1(d), but in each case only
(y) at a time that is after the fifth (5th) Business Day following Parent's receipt of written notice advising Parent that the Company Board of Directors is prepared to take such action (during which period the Company shall negotiate in good faith with Parent concerning any New Parent Proposal), specifying therein all of the terms and conditions of such Superior Competing Transaction, and identifying the Person or group making such Superior Competing Transaction and
(z) if, after the end of such five (5) Business Day period, the Company Board of Directors determines in good faith (after consultation with the Company's outside legal counsel and financial advisor) that such proposed transaction continues to be a Superior Competing Transaction, after taking into account any New Parent Proposal. The Company shall not during the term of this Agreement release any Third Party from, or agree to amend or waive any provision of any confidentiality agreement, and the Company shall take all reasonable best efforts to enforce, to the fullest extent permitted by applicable Laws, each confidentiality agreement entered into pursuant to this Section 5.6 and any other confidentiality agreement to which the Company is or becomes a party.

         (d) In addition to the obligations set forth in Sections 5.6(a), (b) and (c), the Company shall advise Parent orally and, if requested by Parent, in writing of (i) any Competing Transaction or any offer, proposal or inquiry with respect to or which could reasonably be expected to lead to any Competing
Transaction received by any officer or director of the Company or, to the Knowledge of the Company, other Representative of the Company, (ii) the terms and conditions of such Competing Transaction (including a copy of any written proposal) and (iii) the identity of the Person or group making the offer, proposal or inquiry for any such Competing Transaction immediately (but in any event within thirty-six (36) hours) following receipt by the Company or any officer or director of the Company or, to the Knowledge of the Company, any other Representative of the Company of such Competing Transaction offer, proposal or inquiry. If the Company or its Subsidiaries or any of their respective Affiliates or Representatives participates in substantive discussions or any negotiations with, or provides material information in connection with any such Competing Transaction, the Company shall keep Parent advised on a current basis of any developments with respect thereto. The Company agrees to notify Parent immediately if the Company Board of Directors determines that a Competing Transaction is not a Superior Competing Transaction.

         (e) Nothing contained in this Section 5.6 or any other provision hereof shall prohibit the Company or the Company Board of Directors from taking and disclosing to the Company Stockholders pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a Third Party that is consistent with its obligations hereunder; provided, however, that neither the Company nor the Company Board of Directors may either, except as provided by Section 5.6(c), (i) modify, or propose publicly to modify, in a manner adverse to Parent and Merger Sub, the approvals or recommendations of the Company Board of Directors of the Merger or this Agreement and the "agreement of merger" (as such term is used in Section
251 of the DGCL) contained herein, or (ii) approve or recommend a Competing
Transaction, or propose publicly to approve or recommend a Competing
Transaction.

         (f) Nothing in this Section 5.6 shall permit the Company to terminate this Agreement (except as expressly provided in Article VII).

     Section 5.7 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or Order or the applicable rules of Nasdaq or any listing agreement if it has used its commercially reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made.

     Section 5.8 Litigation. Each of Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any Order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other
Governmental Entity promptly vacated or reversed. Without limiting the foregoing, the Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or any of its directors relating to the transactions contemplated by the Transaction Documents or the Merger; and no such settlement shall be agreed to without Parent's consent, which consent will not be unreasonably withheld.

     Section 5.9 Employee Benefit Matters.

         (a) From and after the Effective Time, Parent shall cause the Surviving
Corporation to honor and provide for payment of all accrued obligations and benefits under all Company Benefit Plans set forth, and identified as such, in the Company Disclosure Letter (including, without limitation, employment or severance agreements between the Company and Persons who are or had been employees of the Company or any of its Subsidiaries at or prior to the Effective
Time), all in accordance with their respective terms.

         (b) For at least one year after the Effective Time, Parent will offer, or cause the Surviving Corporation to offer Company Employees compensation opportunities and employee benefits that are comparable in value in the aggregate with the compensation and employee benefits (exclusive of any such compensation and benefits consisting of or based on any equity securities of the Company, including under the Company Stock Option Plans and the Company ESPPs) provided under the Company Benefit Plans to the Company Employees immediately prior to the Effective Time in the ordinary course and not in contemplation of the transactions contemplated by this agreement. Company Employees shall receive credit for past service with the Company for purposes of accrual of vacation time and for purposes of eligibility for participation and vesting under Parent
Benefit Plans in which such Company Employees are permitted, at the discretion of the Parent, to participate other than for purposes of determining eligibility for participation under any retiree medical plan or defined benefit plan of the Parent.

         (c) All actively-at-work or similar limitations, eligibility waiting periods and evidence of insurability requirements under any Parent Benefit Plan that is a group health plan shall be waived with respect to such Company
Employees and their eligible dependents, in each case, to the same extent as service with the Company or its Subsidiaries was taken into account under the comparable Company Benefit Plan, and credit shall be provided for any co-payments, deductibles and offsets (or similar payments) made under Company
Benefit Plans for the applicable plan year prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any Parent Benefit Plans in which they become eligible to participate after the Effective Time.

         (d) Notwithstanding anything in this Agreement to the contrary, from and after the Effective Time, the Surviving Corporation will have sole discretion over the hiring, promotion, retention, firing and other terms and conditions of the employment of employees of the Surviving Corporation. Except as otherwise provided in this Section 5.9, nothing herein shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit
Plan in accordance with its terms.

         (e) The Company and its Subsidiaries will consult with Parent with respect to any communication (written, electronic or oral) intended to be broadly circulated, or available generally, to any of Company Employees relating to the transactions contemplated hereby and the form and substance of any such communication shall be subject to approval by Parent, which approval shall not be unreasonably withheld or delayed.

     Section 5.10 Directors' and Officers' Indemnification and Insurance.

         (a) From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless all past and present officers and directors of the Company to the same extent and in the same manner such persons are indemnified as of the date of this Agreement by the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the date hereof, the DGCL, the Company Certificate of Incorporation and the Company
Bylaws for acts or omissions occurring at or prior to the Effective Time, and Parent shall guarantee such performance by the Surviving Corporation. The
Certificate of Incorporation and the Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the indemnified parties as those contained in the Company
Certificate of Incorporation and the Company Bylaws as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of not less than six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such a modification is required by Law.

         (b) For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect (or Parent may instead elect to maintain pursuant to Parent's policy or policies) for the benefit of the Company's current directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring prior to the Effective Time that is substantially equivalent to the Company's existing policy on terms with respect to coverage in the aggregate no less favorable than those of such policy in effect on the date hereof, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premiums paid prior to the date hereof (which premiums the Company has disclosed to Parent), but in such case shall purchase as much coverage as possible for such amount.

         (c) This Section 5.10 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding on all successors and assigns of the Surviving
Corporation and Parent, and shall be enforceable by the indemnified parties. The provisions of this Section 5.10 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs, and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

     Section 5.11 Montana Facility Expansion. The Company shall use its best efforts to proceed in a timely manner with the Montana Expansion, including authorizing (and incurring the reasonable expenses related to) the preparation and completion of each of the preliminary and final designs for the Montana
Expansion, and ordering supplies and equipment at such time as is reasonably believed to be necessary to avoid delays in the Montana Expansion. Parent and the Company shall cooperate to obtain all consents and approvals reasonably believed to be necessary in connection with the Montana Expansion, including applying for and obtaining the preliminary permit to begin construction of the Montana Expansion. Following execution of this Agreement, the parties shall establish a committee consisting of two representatives of each of the Company and Parent, which will meet regularly (but in any event no less than weekly) by telephone or in person to discuss and update the Parent representatives on the status of the Montana expansion, including all matters related to its design, development, construction and approval. The Company shall not take any action that would reasonably be expected to result in any material delay or change in the Montana Expansion, without the prior written approval of Parent, not to be unreasonably withheld or delayed.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) Company Stockholder Approval. The Company Required Vote shall have been obtained.

         (b) No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered, that is in effect and that prevents or prohibits consummation of the Merger.

         (c) Consents and Approvals. Other than the filing of the Certificate of Merger with the Delaware Secretary, all consents, approvals and authorizations of any Governmental Entity required to consummate the Merger, the failure of which to be obtained or taken would reasonably be expected to have a Parent
Material Adverse Effect or a Company Material Adverse Effect, shall have been obtained.

         (d) HSR Act or other Foreign Competition Law. The applicable waiting periods, together with any extensions thereof, under the HSR Act or any other applicable pre-clearance requirement of any foreign competition Law, shall have expired or been terminated.

     Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to effect the Merger on the Closing
Date are also subject to the satisfaction or waiver on or prior to the Closing
Date of the following conditions:

         (a) Representations and Warranties.

             (i) The representations and warranties of the Company contained in this Agreement (other than in the case of the representations and warranties contained in Section 3.3 and Section 3.4 and in clause (a) of Section 3.9) shall be true and correct at and as of the date hereof and at and as of the Effective
Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Company Material Adverse
Effect" set forth therein) would not reasonably be expected to have a Company
Material Adverse Effect;

             (ii) The representations and warranties set forth in Sections 3.3 and 3.4 shall be true and correct, except as shall not result in a Material
Consideration Increase;

             (iii) The representation and warranty set forth in clause (a) of
Section 3.9 shall be true and correct in all respects; and

             (iv) Parent shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect.

         (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of an executive officer of the Company to that effect.

         (c) FIRPTA. Parent shall have received a certificate from the Company to the effect that the Company is not a U.S. real property holding company, substantially in the form attached as Exhibit A hereto.

     Section 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is also subject to the following conditions:

         (a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Parent Material Adverse Effect" set forth therein) would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed by an executive officer of Parent on its behalf to the foregoing effect.

         (b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective
Time. The Company shall have received a certificate of an executive officer of Parent to that effect.

                                  ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the Merger
(and the other transactions contemplated by the Transaction Documents) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):

         (a) by the mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;

         (b) by the Company or Parent, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger or any of the other transactions contemplated hereby or by any of the Transaction Documents, and such Order or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b) shall have used all commercially reasonable efforts to remove such Order or to reverse such action;

         (c) by either Parent or the Company, if at the Company Stockholders
Meeting (giving effect to any adjournment or postponement thereof), the Company
Required Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company if the Company has materially breached any of its obligations under
Section 5.6(b), (c) or (d);

         (d) by the Company in order to enter into an Acquisition Agreement for a Superior Competing Transaction; provided, however, that this Agreement may not be so terminated unless (i) the Company Board of Directors shall have complied with the procedures set forth in Sections 5.6(c) and (d) and (ii) all of the payments required by Section 7.2 have been made in full to Parent;

         (e) by Parent if (i) the Company Board of Directors shall have withdrawn or adversely modified its approvals or recommendations of the Merger or the transactions contemplated thereby or by the Transaction Documents (it being understood, however, that for all purposes of this Agreement, the fact that the Company has supplied any Person with information regarding the Company or has entered into discussions or negotiations with such Person as permitted by this Agreement, or the disclosure of such facts, shall not be deemed in and of itself a withdrawal or modification of such approvals or recommendations), (ii) the Company Board of Directors has failed to reaffirm its approvals and recommendations of the Merger or this Agreement within seven (7) Business Days after Parent has requested in writing that it do so, (iii) the Company Board of Directors shall have (A) recommended to the Company Stockholders that they approve or accept a Competing Transaction or (B) determined to accept a proposal or offer for a Superior Competing Transaction, (iv) the Company shall have materially breached any of its obligations under Section 5.6(b), (c) or (d), or
Section 5.5, (v) any Third Party shall have commenced a tender or exchange offer or other transaction constituting or potentially constituting a Competing
Transaction and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business
Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer;

         (f) by Parent or the Company, if the Merger shall not have been consummated prior to December 31, 2005 (the "Outside Termination Date");
provided, further, that the right to terminate this Agreement under this Section
7.1(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date;

         (g) by Parent, if there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement that
(i) would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.2(a) or 6.2(b) if continuing on the Closing Date and (ii) shall not have been cured (or is not capable of being cured) by the earlier of
(A) the Outside Termination Date and (B) twenty (20) Business Days following receipt by the Company of written notice of such breach from Parent (such breach, a "Terminating Company Breach") (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(g) if such breach by the Company is so cured, or if Parent shall have materially breached this Agreement);

         (h) by the Company, if there has been a breach by Parent of any representation, warranty, covenant or agreement contained in this Agreement that
(i) would, individually or in the aggregate, result in a failure of a condition set forth in Section 6.3(a) or 6.3(b) if continuing on the Closing Date and (ii) shall not have been cured (or is not capable of being cured) by the earlier of
(A) the Outside Termination Date and (B) twenty (20) Business Days following receipt by Parent of written notice of such breach from the Company (such breach, a "Terminating Parent Breach") (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(h) if such breach by Parent is so cured, or if the Company shall have materially breached this Agreement).

The party desiring to terminate this Agreement pursuant to (b), (c), (d), (e),
(f), (g) or (h) of this Section 7.1 shall give written notice of such termination to the other party in accordance with Section 8.2, specifying the provision or provisions hereof pursuant to which such termination is effected.
The right of any party hereto to terminate this Agreement pursuant to this
Section 7.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, or any of their respective Affiliates or Representatives, whether prior to or after the execution of this Agreement.

     Section 7.2 Expenses.

         (a) Expense Allocation. Except as otherwise specified in this Section
7.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with the Transaction Documents, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided, however, that Parent and the Company shall share equally the Transaction Expenses.

         (b) Company Termination Fees. If this Agreement is terminated (i) by the Company pursuant to Section 7.1(d), (ii) by Parent pursuant to Section
7.1(e) or (iii) by Parent or the Company pursuant to Section 7.1(c), Section
7.1(f) or Section 7.1(g), the Company shall promptly, and in any event within two (2) Business Days after the date of such termination, pay Parent the Company
Termination Fee by wire transfer of immediately available funds; provided, however, that in the case of a termination pursuant to clause (iii) above: (A) such payment shall be made only if following the date hereof and prior to termination of this Agreement, there has been publicly announced a Competing
Transaction (or, in the alternative, but solely with respect to termination pursuant to Section 7.1(f) or Section 7.1(g), there has been made to the Company or the Company Board of Directors a proposal regarding a Competing Transaction, whether or not publicly announced) and (1) within twelve (12) months following the termination of this Agreement a Company Acquisition is consummated or (2) within twelve (12) months following the termination of this Agreement the Company enters into an Acquisition Agreement with respect to a Company
Acquisition, and (B) such payment shall be made promptly, but in no event later than two (2) Business Days, after the consummation of such Company Acquisition or the entering into of such Acquisition Agreement. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. The Company acknowledges that its obligation to pay to Parent any amounts due pursuant to this Section 7.2 is not subject to the Company Required Vote or any other shareholder vote being obtained.

         (c) Costs of Recovery. In the event that either party is required to file suit to seek all or a portion of the amounts payable under this Section
7.2, and such party prevails in such litigation, such party shall be entitled to all expenses, including attorneys' fees and expenses, that it has incurred in enforcing its rights under this Section 7.2, together with interest on the amounts owed at the prime lending rate prevailing at such time, as published in the Wall Street Journal, plus two percent per annum from the date such amounts were required to be paid until the date actually received.

     Section 7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that
(a) the provisions of Section 7.1, Section 7.2, this Section 7.3 and Article
VIII shall survive termination and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement or for fraud.

     Section 7.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall alter the amount or change the form of the Merger Consideration to be delivered to the Company Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the Company Stockholders. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

     Section 7.5 Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties in this Agreement that by its terms contemplates performance after the Effective Time.

     Section 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any section of this Agreement) and shall be deemed given
(and duly received) if delivered personally, sent by overnight courier
(providing proof of delivery and confirmation of receipt by telephonic notice to the applicable contact person) to the parties or sent by fax (providing proof of transmission and confirmation of transmission by telephonic notice to the applicable contact person) at the following addresses or fax numbers (or at such other address or fax number for a party as shall be specified by like notice):

                    (a) if to Parent, to

                        SmithKline Beecham Corporation
                        (d/b/a GlaxoSmithKline)
                        One Franklin Plaza
                        200 N. 16th Street
                        Philadelphia, PA  19102
                        Attn:    General Counsel
                        Phone: (215) 751-7633
                        Fax:     (215) 751-5349

                        with a copy to:

                        Cleary Gottlieb Steen & Hamilton LLP
                        One Liberty Plaza
                        New York, NY  10006
                        Attn:    Victor I. Lewkow, Esq.
                        Phone: (212) 225-2000
                        Fax:     (212) 225-3999

                        if to the Company, to

                        Corixa Corporation
                        1900 9th Avenue
                        Seattle, Washington  98101
                        Attn:    General Counsel
                        Phone: (206) 366-4700
                        Fax:     (206) 366-3700

                        with a copy to:

                        Orrick, Herrington & Sutcliffe LLP
                        719 Second Avenue, Suite 900
                        Seattle, WA 98104
                        Attn:    Stephen M. Graham
                                 Alan C. Smith
                        Phone:   (206) 839-4300
                        Fax:     (206) 839-4301

     Section 8.3 Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include," "includes" or "including" is used in this Agreement, it shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "hereby" refer to this Agreement.
The Company Disclosure Letter and the Parent Disclosure Letter, as well as any schedules thereto and any exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement
(including the documents and instruments referred to herein, including the Confidentiality Agreement) (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, other than the persons intended to benefit from the provisions of Section 5.11 (Directors' and Officers'
Indemnification and Insurance), who shall have the right to enforce such provisions directly.

     Section 8.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND
CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD
TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties, except that Merger Sub's rights and obligations may be assigned to and assumed by Parent or any other corporation directly or indirectly wholly owned by Parent; provided, however, that any such assignment does not affect the economic or legal substance of the transactions contemplated hereby and provided further that such assignment does not created adverse Tax consequences for the Company Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     Section 8.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity.

     Section 8.9 Consent to Jurisdiction; Venue.

         (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any Action arising out of or relating to this Agreement and the Confidentiality
Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Action may be heard and determined exclusively in any Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

         (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other Action relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 8.9 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

     Section 8.10 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES
THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE
COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY
IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL
BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR
RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR
ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH
OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING
WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF
THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH
PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE
WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10.

                                   ARTICLE IX

                               CERTAIN DEFINITIONS

         "Acquisition Agreement" shall mean any letter of intent, agreement in principle, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement or similar agreement relating to a Competing Transaction.

         "ADA" shall mean the Americans with Disabilities Act.

         "ADEA" shall mean the Age Discrimination in Employment Act.

         "Affiliate" of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

         "Antitakeover Laws" shall mean any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state or other jurisdiction, including the provisions of Section 203 of the DGCL and Chapter 23.B.19 of the Washington
Business Corporation Act.

         "Appraisal Shares" shall mean Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262.

         "Associate" of any Person shall have the meaning assigned thereto by Rule 12b-2 under the Exchange Act.

         "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Law or executive order to be closed.

         "CERCLA" shall mean the Comprehensive Environmental Response,
Compensation, and Liability Act of 1980, as amended from time to time.

         "Certificate" shall mean each certificate representing one or more
Shares or, in the case of uncertificated Shares, each entry in the books of the Company representing uncertificated Shares.

         "Certificate of Merger" shall mean the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.

         "Closing" shall mean the closing of the Merger, as contemplated by
Section 1.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Company Acquisition" shall mean (i) a merger, consolidation or business combination involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of all or a substantial part of its assets (it being understood that the Company's manufacturing facility in Hamilton, Montana shall be deemed a substantial part), or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership of shares representing in excess of 50% of the voting power of the then-outstanding shares of capital stock of the Company.

         "Company Benefit Plan" shall mean (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each "employee pension benefit plan," as defined in Section
3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement or qualified defined contribution or defined benefit arrangement;
and (iii) each other benefit plan, policy, program, arrangement or agreement, including, but not limited to, any fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries is a party and in which any employee of the Company or its Subsidiaries is eligible to participate or derive a benefit.

         "Company Bylaws" shall mean the Bylaws of the Company, as in effect as of the date hereof, including any amendments.

         "Company Certificate of Incorporation" shall mean the Company's Fifth
Amended and Restated Certificate of Incorporation as in effect as of the date hereof, together with the Certificate of Designation of the Rights, Preferences and Privileges of Series A Convertible Preferred Stock, the Certificate of
Designation of the Rights, Preferences and Privileges of Series B Convertible
Preferred Stock, the Certificate of Amendment increasing the authorized Common
Shares and the Certificate of Decrease of the Series A Stock.

         "Company Confidential Information" shall mean Company Intellectual
Property not otherwise protected by patents, patent applications or copyright.

         "Company Disclosure Letter" shall mean the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement. The Company Disclosure Letter shall include references to each provision of this Agreement to which information contained in the Company Disclosure Letter is intended to apply.

         "Company Employees" shall mean employees of the Company who remain with the Surviving Corporation.

         "Company ESPPs" shall mean the Company's 2001 Employee Stock Purchase
Plan, including the addendums thereto, and the Company's 1996 Employee Stock
Purchase Plan.

         "Company Financial Advisor" shall mean Banc of America Securities LLC.

         "Company Financial Statements" shall mean all of the financial statements of the Company and its Subsidiaries included in the Company Reports.

         "Company Intellectual Property" shall mean Intellectual Property used in the business of the Company or any Subsidiary of the Company as currently conducted by the Company or any Subsidiary of the Company.

         "Company Knowledge Person" shall mean the Persons set forth on Schedule
9.1 to the Company Disclosure Letter.

         "Company Material Adverse Effect" shall mean, with respect to the Company, any change, event, violation, inaccuracy, effect or circumstance (any such item, an "Effect") that, individually or taken together with all other
Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or would be reasonably likely to (i) be materially adverse to the business, operations, properties, condition
(financial or otherwise), assets or Liabilities of the Company, or (ii) prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following occurring after the date hereof, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any change in the Company's stock price or trading volume, in and of itself, (B) any failure by the Company to meet published revenue or earnings projections, in and of itself, (C) any Effect that results from changes affecting the biotechnology or pharmaceutical industries generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (D) any Effect that results from changes affecting general worldwide economic or capital market conditions (to the extent such Effect is not disproportionate with respect to the Company in any material respect), (E) any Effect resulting from compliance with the terms and conditions of this Agreement, or (F) any Effect caused by an impact to the Company's relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Merger.

         "Company Option Plans" shall mean the Company's 2001 Stock Incentive
Plan, the Company's 1997 Directors' Stock Option Plan, the Company's
Subsidiary's 1996 Equity Incentive Plan and the Company's Subsidiary's 1995
Equity Incentive Plan, in each case as amended and restated prior to the date hereof.

         "Company Permits" shall mean all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of all Governmental Entities necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.

         "Company Proprietary Technology" shall mean all Technology owned by the Company.

         "Company Reports" shall mean all forms, reports, statements, information and other documents (as supplemented and amended since the time of filing) filed or required to be filed by the Company with the SEC since the date of the Company's initial public offering.

         "Company Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding Shares, as if converted to Common Shares, entitled to vote on the adoption of the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in this Agreement.

         "Company Stock Option" shall mean each outstanding option to purchase
Common Shares under the Company Option Plans.

         "Company Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments
(contingent or otherwise) obligating the Company to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.

         "Company Stockholders Meeting" shall mean a meeting of the Company
Stockholders to be called to consider the Merger, among other proposals.

         "Company Termination Fee" shall mean $10,000,000.

         "Company Third-Party Intellectual Property Rights" shall mean all material licenses, sublicenses and other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material Intellectual Property.

         "Company 10-K" shall mean the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

         "Competing Transaction" shall mean any proposal or offer, whether in writing or otherwise, from any Third Party to acquire beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of all or more than (i) 15% of the assets of the Company, (ii) the Company's manufacturing facility in Hamilton, Montana, or (iii) 15% or more of any class of equity securities of the Company, in each case pursuant to a merger, consolidation or other business combination, sale of shares of stock, sale of assets, tender offer, exchange offer or similar transaction or series of related transactions, which is structured to permit such Third Party to acquire beneficial ownership of more than (i) 15% of the assets of the Company, (ii) the Company's manufacturing facility in Hamilton, Montana, or (iii) 15% or more of any class of equity securities in the Company, as the case may be.

         "Company Warrants" shall mean all outstanding warrants to purchase
Common Shares.

         "Confidentiality Agreement" shall mean the Confidentiality Agreement between the Company and an Affiliate of Parent dated March 3, 2005.

         "Convertible Notes" shall mean the Company's outstanding 4.25% convertible subordinated notes due 2008.

         "Delaware Secretary" shall mean the Secretary of State of the State of Delaware.

         "Effective Time" shall mean the effective time of the Merger, which shall be time the Certificate of Merger is duly filed with the Delaware
Secretary, or at such other time as the parties hereto agree shall be specified in such Certificate of Merger.

         "Employee Benefit Plan" shall mean, with respect to any Person, each plan, fund, program, agreement, arrangement or scheme, including, but not limited to, each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained, in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the current or former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including: each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan or "welfare" plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

         "Employment Agreements" shall mean any contracts, termination or severance agreements, change of control agreements or any other agreements respecting the terms and conditions of employment of any officer, employee or former employee.

         "Encumbrance" shall mean any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

         "Environmental Laws" shall mean local, state and federal laws and regulations relating to protection of the environment, pollution control, health and safety, product registration (but only in jurisdictions in which the Company sells its products) and Hazardous Materials.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "FLSA" shall mean the Fair Labor Standards Act.

         "FMLA" shall mean the Family and Medical Leave Act.

         "GAAP" shall mean United States generally accepted accounting principles.

         "Governmental Entity" shall mean any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

         "Hazardous Materials" shall mean any waste, pollutant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Law, rule or regulation of any Governmental Entity.

         "HSR Act" shall mean the means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended, and the rules and regulations thereunder.

         "Intellectual Property" shall mean those patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, copyrights and any applications for any of the foregoing, net lists, schematics, industrial models, inventions, technology, know-how, trade secrets, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and other intangible proprietary information or material.

         "IRS" shall mean the Internal Revenue Service.

         "Knowledge," or any similar expression, shall mean (i) with respect to the Company, the actual knowledge of any Company Knowledge Person and (ii) with respect to Parent (or any of its Subsidiaries), the actual knowledge of any Parent Knowledge Person.

         "Labor Laws" shall mean ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866 and
1964, the Equal Pay Act, ADEA, ADA, FMLA, WARN, the Occupational Safety and
Health Act, the Davis-Bacon Act, the Walsh-Healy Act, the Service Contract Act,
Executive Order 11246, FLSA and the Rehabilitation Act of 1973, and all regulations under such acts.

         "Law" shall mean any federal, state, local or foreign statute, law, regulation, requirement, interpretation, permit, license, approval, authorization, rule, ordinance, code, policy or rule of common law of any Governmental Entity, including any judicial or administrative interpretation thereof.

         "Liabilities" shall mean any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, those arising under any contract, agreement, commitment, instrument, permit, license, franchise or undertaking and those arising as a result of any act or omission.

         "Material Consideration Increase" shall mean an increase of more than $1 million in the aggregate dollar amount of the Merger Consideration payable by Parent pursuant to this Agreement, resulting from any inaccuracy in the representations and warranties of the Company contained in Section 3.3.

         "Montana Expansion" shall mean completion of expansion of the MPL manufacturing capacity at the Company's existing facility in Hamilton, Montana by adding two fermentation trains of substantially the same scale and type and design of equipment as the current fermentation train at such site with the result that the site as so expanded is fully operational and validated, including manufacture and release of consistency lots of bulk MPL matching the same specification, not later than September 30, 2007.

         "Nasdaq" shall mean The Nasdaq National Market System, a.k.a. the
Nasdaq Stock Market.

         "New Parent Proposal" shall mean any amendment of the terms of the Merger by Parent or Merger Sub or any proposal by Parent or Merger Sub to amend the terms of this Agreement or the Merger.

         "NLRB" shall mean the United States National Labor Relations Board.

         "Order" shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

         "Parent Benefit Plan" shall mean (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each "employee pension benefit plan," as defined in Section
3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, or qualified defined contribution or defined benefit arrangement; and (iii) each other material benefit plan, policy, program, arrangement or agreement, including, but not limited to, any material fringe benefit plan or program, bonus or incentive plan, stock option, restricted stock, stock bonus, sick pay, bonus program, service award, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases is sponsored or maintained by Parent or any of its Subsidiaries for the benefit of its employees.

         "Parent Bylaws" shall mean Parent's Bylaws as in effect as of the date hereof.

         "Parent Knowledge Person" shall mean the Persons set forth on Schedule
9.1 to the Parent Disclosure Letter.

         "Parent Material Adverse Effect" shall mean, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent
Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by the Transaction Documents.

         "Paying Agent" shall mean a commercial bank or trust company designated by Parent and reasonably acceptable to the Company.

         "Person" shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

         "Proxy Statement" shall mean a definitive proxy statement, including the related preliminary proxy statement and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company
Stockholders in connection with the Company Stockholders Meeting.

         "Regulation M-A Filing" shall mean a filing made under Rules 165 and 425 under the Securities Act or Rule 14a-12 under the Exchange Act.

         "Representatives" shall mean officers, directors, employees, auditors, attorneys and financial advisors (including the Company Financial Advisor).

         "Sarbanes-Oxley Act" shall mean the Sarbanes-Oxley Act of 2002.

         "SEC" shall mean the Securities and Exchange Commission.

         "Section 262" shall mean Section 262 of the DGCL.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Subsidiary" of any Person shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

         "Subsidiary Stock Rights" shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments
(contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company relating to the issued or unissued capital stock of the Subsidiaries of the Company or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.

         "Superior Competing Transaction" shall mean a bona fide, unsolicited written proposal or offer made by a Third Party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of the capital stock of the Company then outstanding or all or substantially all of the assets of the Company on terms the Company Board of Directors determines in good faith (after consulting the Company's outside legal counsel and financial advisor), taking into account, among other things, all legal, financial, regulatory, timing and other aspects of the offer and the Third Party making the offer, are more favorable from a financial point of view to the Company Stockholders than the Merger and the other transactions contemplated by this Agreement, and is reasonably capable of being consummated.

         "Surviving Corporation" shall mean the corporation surviving the Merger.

         "Tax" (and, with correlative meaning, "Taxes") shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

         "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

         "Third Party" shall mean any Person or group (as defined in Section l3(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.

         "Transaction Documents" shall mean this Agreement, the Support
Agreements and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by such agreements.

         "Transaction Expenses" shall mean all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred (i) in connection with the filing, printing and mailing of the Proxy Statement (including any preliminary materials related thereto) and any amendments or supplements thereto, and (ii) in connection with filings required under the HSR Act
(including the HSR filing fee).

         "WARN" shall mean the United States Worker Adjustment and Retraining
Notification Act.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                   SMITHKLINE BEECHAM CORPORATION
                                   (doing business as GlaxoSmithKline)


                                   By: /s/  Donald F. Parman
                                       ---------------------
                                   Name: Donald F. Parman
                                   Title:   Vice President & Secretary



                                   GSK DELAWARE CORP.


                                   By: /s/  Donald F. Parman
                                       ---------------------
                                   Name: Donald F. Parman
                                   Title:   Vice President & Secretary



                                   CORIXA CORPORATION


                                   By: /s/ Steven Gillis
                                       -----------------
                                   Name: Steven Gillis, Ph.D.
                                   Title: Chief Executive Officer

                                                                         ANNEX I


                                Index of Defined Terms
Defined Term                                                    Location
------------                                                    --------
Acquisition Agreement.............................              Article IX
ADA...............................................              Article IX
ADEA..............................................              Article IX
Affiliate.........................................              Article IX
Agreement.........................................              Preamble
Antitakeover Laws.................................              Article IX
Appraisal Shares..................................              Article IX
Associate.........................................              Article IX
Bexxar............................................              Section 3.24
Business Day......................................              Article IX
CERCLA............................................              Article IX
Certificate.......................................              Article IX
Certificate of Merger.............................              Article IX
Closing...........................................              Article IX
Closing Date......................................              Section 1.2
Code..............................................              Article IX
Common Merger Consideration.......................              Section 1.4
Common Shares.....................................              Recital A
Company...........................................              Preamble
Company Acquisition...............................              Article IX
Company Benefit Plan..............................              Article IX
Company Board of Directors........................              Recital B
Company Bylaws....................................              Article IX
Company Certificate of Incorporation..............              Article IX
Company Confidential Information..................              Article IX
Company Employees.................................              Article IX
Company Disclosure Letter.........................              Article IX
Company ESPPs.....................................              Article IX
Company Financial Advisor.........................              Article IX
Company Financial Statements......................              Article IX
Company Intellectual Property.....................              Article IX
Company Knowledge Person..........................              Article IX
Company Licensed Technology.......................              Article IX
Company Material Adverse Effect...................              Article IX
Company Material Contract.........................              Section 3.16(a)
Company Option Plans..............................              Article IX
Company Permits...................................              Article IX
Company Reports...................................              Article IX
Company Required Vote.............................              Article IX
Company Stockholders..............................              Recital B
Company Stock Option..............................              Article IX
Company Stock Rights..............................              Article IX
Company Stockholders Meeting......................              Article IX
Company Termination Fee...........................              Article IX
Company Third-Party Intellectual Property Rights..              Article IX
Company 10-K......................................              Article IX
Competing Transaction.............................              Article IX
Confidentiality Agreement.........................              Article IX
Convertible Notes.................................              Article IX
Current Offerings.................................              Section 1.8
Delaware Secretary................................              Article IX
DGCL..............................................              Recital A
Effective Time....................................              Article IX
Employee Benefit Plan.............................              Article IX
Employment Agreements.............................              Article IX
Encumbrance.......................................              Article IX
Environmental Laws................................              Article IX
ERISA.............................................              Article IX
Exchange Act......................................              Recitals
Exchange Fund.....................................              Section 2.1
FDA...............................................              Section 3.24
FLSA..............................................              Article IX
FMLA..............................................              Article IX
GAAP..............................................              Article IX
Governmental Entity...............................              Article IX
Hazardous Materials...............................              Article IX
HSR Act...........................................              Article IX
Intellectual Property.............................              Article IX
IRS...............................................              Article IX
Knowledge.........................................              Article IX
Labor Laws........................................              Article IX
Law...............................................              Article IX
Letter of Transmittal.............................              Section 2.2(a)
Liabilities.......................................              Article X
Material Consideration Increase...................              Article X
Merger............................................              Recital A
Merger Consideration..............................              Section 1.4(a)
Merger Sub........................................              Preamble
Montana Expansion.................................              Article IX
Nasdaq............................................              Article IX
New Parent Proposal...............................              Article IX
NLRB..............................................              Article IX
Order.............................................              Article IX
Outside Termination Date..........................              Section 7.1(f)
Parent............................................              Preamble
Parent Benefit Plan...............................              Article IX
Parent Board of Directors.........................              Recital C
Parent Bylaws.....................................              Article IX
Parent Knowledge Person...........................              Article IX
Parent Material Adverse Effect....................              Article IX
Paying Agent......................................              Article IX
Person............................................              Article IX
Proxy Statement...................................              Article IX
Regulation M-A Filing.............................              Article IX
Regulatory Conditions.............................              Section 7.1(e)
Representatives...................................              Article IX
Sarbanes-Oxley Act................................              Article IX
SEC...............................................              Article IX
Section 262.......................................              Article IX
Securities Act....................................              Article IX
Series A Merger Consideration.....................              Section 1.4(a)
Series A Shares...................................              Recital A
Series B Merger Consideration.....................              Section 1.4(a)
Series B Shares...................................              Recital A
Shares............................................              Recital A
Stock Portion.....................................              Section 1.4(a)
Subsidiary........................................              Article IX
Subsidiary Stock Rights...........................              Article IX
Superior Competing Transaction....................              Article IX
Support Agreements................................              Recital D
Surviving Corporation.............................              Article IX
Tax...............................................              Article IX
Tax Return........................................              Article IX
Terminating Company Breach........................              Section 7.1(g)
Terminating Parent Breach.........................              Section 7.1(h)
Third Party.......................................              Article IX
Transaction Documents.............................              Article IX
Transaction Expenses..............................              Section 7.2
WARN..............................................              Article IX

                                    EXHIBIT A


                     NOTICE TO THE INTERNAL REVENUE SERVICE

         This notice is being provided by Corixa Corporation, a Delaware corporation (the "Company") pursuant to the requirements of Treasury Regulation
Section 1.897-2(H)(2).

         The Company is located at 1900 9th Avenue, Seattle, Washington, 98101. The Company's Taxpayer Identification Number is 91-1654367.

         The attached Notice of Non-U.S. Real Property Holding Corporation Status was not requested by a foreign interest holder. Rather, it was requested by SmithKline Beecham Corporation, a Pennsylvania corporation (doing business as GlaxoSmithKline) ("Parent"), the transferee of capital stock of the Company. Parent is located at 2301 Renaissance Boulevard (Mailcode RN0220), King of Prussia, PA 19406 2772. Parent's Taxpayer Identification Number is [51-0374608][Confirm].

         The interests in question (shares of the Company stock to be received by Parent pursuant to an Agreement and Plan of Merger) are not U.S. Real Property Interests.

         Under penalties of perjury, I declare that I have examined this notice and the attachment hereto and to the best of my knowledge and belief they are true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.




                                               CORIXA CORPORATION




Dated:  ______________, __, 2005               By______________________________
                                                 Chief Executive Officer

              NOTICE OF NON-U.S. REAL PROPERTY HOLDING CORPORATION
                     STATUS PURSUANT TO TREASURY REGULATION
           SECTION 1.897-2(h) AND CERTIFICATION OF NON-FOREIGN STATUS
           ----------------------------------------------------------

         Pursuant to an Agreement and Plan of Merger, dated as of April 29, 2005, among SmithKline Beecham Corporation, a Pennsylvania corporation ("Parent"), GSK Delaware Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), Corixa Corporation, a Delaware corporation (the "Company"), Merger Sub shall be merged with and into the Company, and the Company will become a wholly-owned subsidiary of Parent. In completing that merger, Parent will receive shares of the Company's capital stock in exchange for the merger consideration provided for in the Agreement and Plan of Merger .

         Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code"), provides that a transferee of a U.S. Real Property Interest must withhold tax if the transferor is not a U.S. person. In order to confirm that Parent, as transferee, is not required to withhold tax upon the receipt of the capital stock of the Company in exchange for the merger consideration, the undersigned, in his capacity as Chief Executive Officer of the Company:

1. The capital stock of the Company outstanding immediately prior to the merger does not constitute a U.S. Real Property Interest as that term is defined in Section 897(c)(1)(A)(ii) of the Code.

2. The assertion in Paragraph 1 above is based on a determination by the Company that the Company is not and has not been a U.S. Real Property Holding Corporation, as that term is defined in Section 897(c)(2) of the Code at any time during the five-year period preceding the date of this Notice.

3. The Company is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and the related regulations).

4.       The Company's U.S. employer identification number is 91-1654367.

5. The Company is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations. 6. The Company's office address is 1900 9th Avenue, Seattle, Washington 98101. 7. The Company will file this notice with the Internal Revenue Service within 30 days after this notice is delivered to Parent.

         This notice is made in accordance with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3). The Company understands that any false statement contained herein could be punished by fine, imprisonment or both.

         Under penalties of perjury I declare that I have examined this notice and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this notice on behalf of the Company.



                                             CORIXA CORPORATION




Dated:  _______________, __, 2005            By______________________________
                                                 Chief Executive Officer